QuickLinks -- Click here to rapidly navigate through this document

Pricing Supplement No. G33 To the Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 March 25, 2010

$125,000 90% Principal Protected ProNotes® due June 29, 2012 Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

General

•
The securities are 90% principal protected at maturity and are designed for investors who seek a leveraged return linked to the performance of a basket of four currencies relative to the U.S. dollar. The value of the Basket will increase if the weighted basket of foreign currencies appreciates in value relative to the U.S. dollar. Investors should be willing to forgo interest payments and, if the level of the Basket declines, be willing to lose up to 10% of their investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing June 29, 2012†.

•
Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

•
The securities priced on March 25, 2010 (the "Trade Date") and are expected to settle on March 31, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Basket:	The securities are linked to a weighted basket consisting of four currencies (each a "Basket Currency" and, together, the "Basket Currencies") that measures the performance of the Basket Currencies relative to the U.S. dollar. Each Basket Currency is identified in the table below, together with its Fixing Source, Fixing Time, Initial Rate and Weighting:
	Basket Currency	Fixing Source	Fixing Time	Initial Rate	Weighting
	Australian dollar ("AUD")	Reuters page: WMRSPOT12	4:00 PM London	0.908000	1/4
	Brazilian real ("BRL")	Bloomberg page: BZFXPTAX	6:00 PM New York	0.552181	1/4
	Canadian dollar ("CAD")	Reuters page: WMRSPOT09	4:00 PM London	0.978474	1/4
	Norwegian krone ("NOK")	Reuters page: WMRSPOT06	4:00 PM London	0.164609	1/4
Currency of the Issue:	United States dollars
Upside Participation Rate:	130%
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below.
Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows:
Upside Participation Rate × Final Basket Level — Initial Basket Level Initial Basket Level
	•	If the Final Basket Level is less than or equal to the Initial Basket Level but greater than 90% of the Initial Basket Level, the Basket Return will be calculated as follows:
Final Basket Level — Initial Basket Level Initial Basket Level
	•	If the Final Basket Level is less than or equal to 90% of the Initial Basket Level, the Basket Return will equal -10%.
If the Final Basket Level is less than the Initial Basket Level, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $100 per $1,000 principal amount of securities that you hold at maturity. Any payment at maturity is subject to our ability to pay our obligations as they become due.
Initial Basket Level:	100
Final Basket Level:	The closing level of the Basket on the Valuation Date, calculated as follows.
100 × [1 + (AUD Return × 1/4) + (BRL Return × 1/4) + (CAD Return × 1/4) + (NOK Return × 1/4)]
The AUD Return, BRL Return, CAD Return and NOK Return refer to the Currency Return for the Australian dollar, Brazilian real, Canadian dollar and Norwegian krone, respectively.
Currency Return:	With respect to each Basket Currency, the performance of the Basket Currency from the Initial Rate to the Final Spot Rate, calculated as follows:
Final Spot Rate — Initial Rate Initial Rate
Initial Rate:	For each Basket Currency, as set forth in the table above.
Final Spot Rate:	For each Basket Currency, the Spot Rate on the Valuation Date.
Spot Rate:	For each Basket Currency except the Brazilian real, the Spot Rate will be the midprice, which is the average of the bid price and the ask price for the relevant Basket Currency from the relevant Fixing Source or any successor thereto at the relevant Fixing Time. For the Brazilian real, the Spot Rate will be the ask price from the relevant Fixing Source or any successor thereto at the relevant Fixing Time. The Spot Rate will be expressed as the number of U.S. dollars per one unit of such Basket Currency. The Spot Rate is subject to the provisions set forth under "Description of the Securities—Market disruption events" in the accompanying product supplement.
Valuation Date†:	June 25, 2012
Maturity Date†:	June 29, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546ERM8

† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described under "Description of the Securities—Market disruption events" in the accompanying product supplement.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 3 of this pricing supplement and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$17.50	$982.50

Total	$125,000.00	$2,187.50	$122,812.50

(1) We or one of our affiliates will pay discounts and commissions of 1.75% per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$125,000.00	$8.91

Credit Suisse

March 25, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Product supplement No. G-I dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

  •
  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

  •
  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Basket from +100% to -100%. The hypothetical Redemption Amounts set forth below assume an Initial Basket Level of 100 and reflect the Upside Participation Rate of 130%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Valuation Date. The numbers appearing in the table and the scenarios below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
200.00	100.00%	130.00%	$2,300.00
190.00	90.00%	117.00%	$2,170.00
180.00	80.00%	104.00%	$2,040.00
170.00	70.00%	91.00%	$1,910.00
160.00	60.00%	78.00%	$1,780.00
150.00	50.00%	65.00%	$1,650.00
140.00	40.00%	52.00%	$1,520.00
130.00	30.00%	39.00%	$1,390.00
120.00	20.00%	26.00%	$1,260.00
115.00	15.00%	19.50%	$1,195.00
110.00	10.00%	13.00%	$1,130.00
105.00	5.00%	6.50%	$1,065.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	-5.00%	$950.00
90.00	-10.00%	-10.00%	$900.00
85.00	-15.00%	-10.00%	$900.00
80.00	-20.00%	-10.00%	$900.00
70.00	-30.00%	-10.00%	$900.00
60.00	-40.00%	-10.00%	$900.00
50.00	-50.00%	-10.00%	$900.00
40.00	-60.00%	-10.00%	$900.00
30.00	-70.00%	-10.00%	$900.00
20.00	-80.00%	-10.00%	$900.00
10.00	-90.00%	-10.00%	$900.00
0.00	-100.00%	-10.00%	$900.00

The following scenarios illustrate how the Redemption Amount is calculated.

Scenario 1:

Scenario 1 assumes the Final Basket Level is 130, an increase of 30% from the Initial Basket Level. The Redemption Amount is calculated as follows when the Final Basket Level is greater than the Initial Basket Level:

Basket Return	=	Upside Participation Rate × [(Final Basket Level - Initial Basket Level) / Initial Basket Level]
	=	130% × [(130 - 100) / 100]
	=	39.00%
Redemption Amount	=	Principal × (1 + Basket Return)
	=	$1,000 × 1.390
	=	$1,390.00

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,390 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Basket.

Scenario 2:

Scenario 2 assumes the Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 3:

Scenario 3 assumes the Final Basket Level is 95, a decrease of 5% from the Initial Basket Level. The Redemption Amount is calculated as follows when the Final Basket Level is less than the Initial Basket Level and greater than or equal to 90% of the Initial Basket Level:

Basket Return	=	[(Final Basket Level - Initial Basket Level) / Initial Basket Level]
	=	[(95 - 100) / 100]
	=	-5%
Redemption Amount	=	Principal × (1 + Basket Return)
	=	$1,000 × 0.95
	=	$950

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $950 per $1,000 principal amount of securities based on a leveraged return linked to the decline in the level of the Basket.

Scenario 4:

Scenario 4 assumes the Final Basket Level is 70, a decrease of 30% from the Initial Basket Level. Because the Final Basket Level is less than 90% of the Initial Basket Level, the Basket Return is equal to -10% and at maturity you would be entitled to receive a Redemption Amount equal to $900 per $1,000 principal amount of securities even though there has been a decline in the level of the Basket greater than 10%.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Currencies. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

  •
  THE SECURITIES ARE NOT FULLY PRINCIPAL PROTECTED – The principal protection feature of the securities covers only 90% of your initial investment. If the Final Basket Level is less than the Initial Basket Level, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level and you could lose up to 10% of your initial investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

  •
  THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Basket. If the Final Basket Level depreciates relative to the Initial Basket Level, you could lose up to 10% of your principal amount of securities at maturity. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment at maturity is subject to our ability to pay our obligations as they become due.

  •
  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

  •
  CHANGES IN THE EXCHANGE RATES OF THE BASKET CURRENCIES MAY OFFSET EACH OTHER – Movements in the exchange rates of the Basket Currencies may not correlate with each other. At a time when the value of one or more of the Basket Currencies appreciates relative to the U.S. dollar, the value of one or more of the other Basket Currencies may not appreciate as much or may weaken relative to the U.S. dollar. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Currencies relative to the U.S. dollar may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Currencies relative to the U.S. dollar.

  •
  THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

    o
    existing and expected rates of inflation;

    o
    existing and expected interest rate levels;

    o
    the balance of payments in the United States, Australia, Brazil, Canada and Norway and between each country and its major trading partners; and

    o
    the extent of governmental surplus or deficit in the United States, Australia, Brazil, Canada and Norway.

    All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, Australia, Brazil, Canada and Norway and those of other countries important to international trade and finance.

  •
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

  •
  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

  •
  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

  •
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the time to maturity of the securities;

    o
    interest and yield rates in the market generally as well as in each of the Basket Currencies' countries and in the United States;

    o
    the exchange rate and volatility of the exchange rate between the U.S. dollar, the Australian dollar, the Brazilian real, the Canadian dollar and the Norwegian krone;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies or markets generally and which may affect the exchange rates of the Basket Currencies; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of each Basket Currency based on the exchange rates obtained from Bloomberg of such Basket Currency from January 1, 2004 through March 25, 2010. As used herein, the exchange rates are expressed as the number of U.S. dollars per one unit of such Basket Currency. For each Basket Currency below, a higher exchange rate for a given year indicates a strengthening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a weakening of that Basket Currency relative to the U.S. dollar. The Australian dollar-U.S. dollar exchange rate on March 25, 2010 was 0.9074. The Brazilian real-U.S. dollar exchange rate on March 25, 2010 was 0.5498. The Canadian dollar-U.S. dollar exchange rate on March 25, 2010 was 0.9765. The Norwegian krone-U.S. dollar exchange rate on March 25, 2010 was 0.1639. We obtained the exchange rates for the Basket Currencies from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The exchange rates published by Bloomberg for the Basket Currencies on any day including the Valuation Date may differ from the Spot Rates on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rates used to determine the Currency Returns applicable to the securities.

The historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the Basket Currencies relative to the U.S. dollar on the Valuation Date. We cannot give you assurance that the performance of the Basket Currencies will result in any return in excess of 90% of your initial investment.

Historical Performance of the Australian Dollar
(expressed as the number of U.S. dollars per Australian dollar)

Historical Performance of the Brazilian Real
(expressed as the number of U.S. dollar per Brazilian real)

Historical Performance of the Canadian Dollar
(expressed as the number of U.S. dollars per Canadian dollar)

Historical Performance of the Norwegian Krone
(expressed as the number of U.S. dollars per Norwegian krone)

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and who purchase the securities at the "issue price" of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

  •
  a mutual fund,

  •
  a tax-exempt organization,

  •
  a grantor trust,

  •
  certain U.S. expatriates,

  •
  an insurance company,

  •
  a dealer or trader in securities or foreign currencies,

  •
  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Obligations") in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

  •
  require you to accrue original issue discount at the comparable yield (as described below); and

  •
  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the securities.

The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 1.627%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $4,637 of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

  •
  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Disclosure of Reportable Transactions

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) that is required to file a U.S. income tax return must disclose their participation in certain reportable transactions to the IRS. A reportable transaction includes a loss transaction in which a taxpayer who is an individual or trust (whether or not the loss flows through an S corporation or a partnership) claims a loss under Code section 165 of at least $50,000 in any single taxable year if the loss arises with respect to a Code section 988 transaction. You should consult your tax adviser as to the requirement you may have to disclose your securities transaction to the IRS.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On February 24, 2010, the "Hiring Incentives to Restore Employment Act" (the "Act") was passed in the U.S. Senate. The Act is similar to legislation which passed the U.S. House of Representatives on December 9, 2009. The Act would impose a 30% withholding tax on "withholdable payments" made to foreign financial institutions (and their 50% affiliates) unless the payee foreign financial institution agrees to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the taxpayer identification number of any substantial U.S. owners to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of your gains may be subject to 30% withholding if the Act is enacted, payment is made after December 31, 2012.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on or about March 31, 2010, which will be the fourth business day following the Trade Date for the securities (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to "Underwriting" in the accompanying product supplement.

EXHIBIT A

Credit Suisse, Nassau Branch
U.S. $125,000 90% Principal Protected ProNotes® Due June 29, 2012 (the "Securities")
Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Projected Payment Schedule ("Tax Schedule")*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder's income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated March 25, 2010 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $125,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount:    $125,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-10	0.00	508.44	125,508.44	5.65
31-Dec-10	0.00	1,021.01	126,529.45	5.67
30-Jun-11	0.00	1,029.32	127,558.77	5.72
31-Dec-11	0.00	1,037.69	128,596.46	5.76
29-Jun-12	0.00	1,040.32	129,636.78	5.81
Projected Amount Payable at Retirement			129,636.78

Principal Amount:    $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-10	0.00	4.07	1,004.07	0.0452
31-Dec-10	0.00	8.17	1,012.24	0.0454
30-Jun-11	0.00	8.23	1,020.47	0.0457
31-Dec-11	0.00	8.30	1,028.77	0.0461
29-Jun-12	0.00	8.32	1,037.09	0.0465
Projected Amount Payable at Retirement			1,037.09

*
The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 1.627% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

Credit Suisse

QuickLinks

Credit Suisse, Nassau Branch U.S. $125,000 90% Principal Protected ProNotes® Due June 29, 2012 (the "Securities") Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar Projected Payment Schedule ("Tax Schedule")
Credit Suisse